Exhibit 99.1

Exhibit 1: Assurant Non-GAAP Financial Measure – Net Operating Income Excluding Reportable Catastrophes

Net Operating Income, Excluding Reportable Catastrophes: Assurant uses net operating income, excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the Company's operating performance. Net operating income (loss) equals net income (loss), excluding Assurant Health runoff operations, Assurant Employee Benefits, net realized gains (losses) on investments, amortization of deferred gains and gains on disposal of businesses and other highly variable or unusual items. Additionally, the calculation for the fourth quarter and full year 2017 excludes a one-time estimated benefit related to the enactment of the Tax Cuts and Jobs Act (TCJA) which was signed into law on December 22, 2017. The Company believes this metric provides investors a valuable measure of the performance of the Company's ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income (loss).

($ in millions)	Twelve Months Ended December 31,		
	2017	2016	2015
Global Housing, excluding reportable catastrophes	$ 287.9	$ 291.0	$ 327.0
Global Lifestyle [1]	180.0	154.4	153.0
Global Preneed	39.6	42.3	44.2
Corporate and other	(62.8)	(71.0)	(70.5)
Interest expense	(32.2)	(37.4)	(35.8)
Net operating income, excluding reportable catastrophes	**412.5**	**379.3**	**417.9**
Adjustments, net of tax:			
Assurant Health runoff operations	10.6	(41.0)	(367.9)
Assurant Employee Benefits	-	8.5	47.3
Net realized gains on investments	19.6	105.4	20.8
Reportable catastrophes	(192.5)	(102.4)	(19.3)
Amortization of deferred gains and gains on disposal of businesses	67.5	256.4	8.4
Impact of TCJA at enactment	177.0	-	-
Expenses related to The Warranty Group acquisition	(8.1)	-	-
Change in tax liabilities	27.1	-	16.0
Loss on extinguishment of debt	-	(15.0)	-
Other Adjustments:			
Gain related to benefit plan activity	13.5	14.4	-
Gain on sale of subsidiary	-	-	10.8
Payment received related to previous sale of subsidiary	-	-	9.9
Gain on sale of buildings	3.7	-	-
Amount related to the sale of AEB	-	(17.3)	-
Post-close cont. liab. on prev. disposition	(11.3)	(14.9)	-
Intangible asset impairment	-	(10.8)	-
Change in fair value of derivative investment	-	2.8	(2.3)
Net income	**$ 519.6**	**$ 565.4**	**$ 141.6**

Assurant uses the above non-GAAP financial measure to analyze the company's operating performance. Because Assurant's calculation of this measure may differ from similar measures used by other companies, investors should be careful when comparing Assurant's non-GAAP financial measures to those of other companies.

(1) Due to significant flooding from Hurricane Harvey, 3Q 2017 excludes $5.0 million loss after-tax ($7.7 million pre-tax) related to reportable catastrophes primarily related to vehicle protection products. 4Q 2017 excludes a $3.0 million benefit after-tax ($4.6 million pre-tax) due to favorable development related to 3Q 2017 reportable catastrophes.

ASSURANT®

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